Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE PRICES $1.5 BILLION IN SENIOR SECURED NOTES
Las Vegas, Nevada, May 14, 2009 — MGM MIRAGE (NYSE: MGM) announced today that it has priced a private offering of $1.5 billion principal amount of Senior Secured Notes. The company priced $650 million in 10.375% Senior Secured Notes due May 2014 at a price of 97.184% and $850 million in 11.125% Senior Secured Notes due November 2017 at a price of 97.344%. The transaction is expected to close on May 19, 2009.
The notes will rank as general senior obligations of MGM MIRAGE, will be guaranteed by substantially all of MGM MIRAGE subsidiaries, and will have a first priority security interest in the Company’s Bellagio Hotel & Casino and The Mirage Hotel & Casino.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
* * *
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
Contacts:

Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM